Exhibit 10.12

LIMITED WAIVER AND FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT, NOTES, WARRANTS AND REGISTRATION RIGHTS AGREEMENT

This Limited Waiver and First Amendment to Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (this “Amendment”) is made and entered into as of September 23, 2021 by and among Madison Technologies, Inc., a Nevada corporation (the “Company”), each purchaser of the Notes (as defined below) party hereto (each a, “Purchaser” and collectively, the “Purchasers”) and Arena Investors, LP, in its capacity as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of February 17, 2021 (as amended and in effect from time to time, including any replacement agreement therefor, the “Purchase Agreement”), among the Company and the Purchasers, the Purchasers have extended credit to the Company as evidenced by certain Original Issue Discount Senior Secured Convertible Promissory Notes in the aggregate principal amount of $16,500,000.00 issued by the Company to the Purchasers (together with any notes issued in exchange therefor or replacement thereof, as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Notes”);

WHEREAS, in connection with the issuance and sale of the Notes, the Company issued to the Purchasers five-year warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”), Commitment Shares (as defined in the Purchase Agreement) and a Registration Rights Agreement (as defined in the Purchase Agreement);

WHEREAS, the Company has advised the Agent and the Purchasers that the Events of Default specified on Exhibit A hereto have occurred and are continuing under the Notes (each, a “Specified Event of Default” and collectively, the “Specified Events of Default”);

WHEREAS, the Company has requested that the Purchasers (i) waive the Specified Events of Default, (ii) amend the Notes and the Warrants to provide for a fixed conversion price of the Notes and exercise price of the Warrants equal to $0.02 and $0.025, respectively and (iii) amend certain provisions of the Purchase Agreement, the Notes, the Warrants and the Registration Rights Agreement, and the Purchasers have agreed to accommodate the Company’s requests, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Transaction Documents. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement, the Notes and/or the Warrants, as applicable. This Amendment shall constitute a Transaction Document for all purposes of the Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement and the other Transaction Documents.

2. Not a Novation. This Agreement is a modification only and not a novation. This Agreement is to be considered attached to the Purchase Agreement, each Note, each Warrant and the Registration Rights Agreement and each Note and made a part thereof.

3. Limited Waiver.

(a) On and as of the Effective Date, the Agent and the Purchasers hereby waive each of the Specified Events of Default. For the avoidance of doubt, it is understood and agreed that the waivers contained in the immediately-preceding sentence are strictly limited to the Specified Events of Default.

(b) Except as expressly provided in Section 3(a) hereof and as amended in Sections 4, 5, 6, 7 and 8 hereof, all of the other terms, provisions and conditions of the Purchase Agreement, the Notes, the Registration Rights Agreement and the other Transaction Documents shall remain and continue in full force and effect. Each of the Obligors is hereby notified that irrespective of (i) any waivers previously granted by the Agent or any Purchaser regarding any Transaction Document, (ii) any previous failures or delays of the Agent or any Purchaser in exercising any right, power or privilege under any Transaction Document or (iii) any previous failures or delays of the Agent or the Purchasers in the monitoring or in the requiring of compliance by any Obligor with the duties, obligations, and agreements of any Obligor in any Transaction Document, hereafter, each Obligor will be expected to comply strictly with its duties, obligations and agreements under the Transaction Documents. Except as expressly provided in Section 3(a) hereof, nothing contained in this Amendment or any other communication between the Agent, and/or Purchasers and the Obligors shall be a waiver of any past, present or future violation, default or Event of Default (other than the Specified Events of Default) of the Obligors under any of the Transaction Documents. Similarly, each of the Agent and the Purchasers hereby expressly reserves any rights, privileges, and remedies under each of the Transaction Documents that the Agent or the Purchasers may have with respect to any violation, Default or Event of Default (other than the Specified Events of Default), and any failure by the Agent or the Purchasers to exercise any right, privilege or remedy as a result of the violations set forth above shall not (except with respect to the Specified Events of Default) directly or indirectly in any way whatsoever (A) impair, prejudice or otherwise adversely affect the rights of the Agent or any Purchaser, except as set forth herein, at any time to exercise any right, privilege or remedy in connection with any Transaction Document, (B) amend or alter any provision of any Transaction Document or any other contract or instrument, or (C) constitute any course of dealing or other basis for altering any obligation of the Obligors or any rights, privilege or remedy of the Agent, or the Purchasers under any Transaction Document or any other contract or instrument. Nothing in this Amendment shall be construed to be a consent by the Agent or any Purchaser to any prior, existing or future violations of any Transaction Document or to any other transaction involving the Obligors, other than the Specified Events of Default.

4. Amendments to Purchase Agreement.

(a) Sections 1.1(cc), (dd), (ee), (ff) and (yy) of the Purchase Agreement are hereby amended and restated to read in their entirety as follows:

(cc) “Funding Account” means a deposit account in the name of Company (i) that is subject to a Control Agreement in favor of Agent (in form and substance reasonably satisfactory to Agent), and (ii) as to which Agent has exclusive control and dominion.

(dd) “Funding Release” has the meaning specified for such term in Section 2.5(a).

(ee) “Funding Release Date” means each date on which any Trust Funds are released to or on behalf of the Company pursuant to Section 2.5(a).

(ff) “Funding Release Request” means a Funding Release Request (in form and substance reasonably satisfactory to Agent), delivered by Company to Agent, requesting that a portion of the Trust Funds be released to or on behalf of the Company following the satisfaction of the conditions precedent contained in Section 2.5(a).

(yy) “Permitted Indebtedness” means (i) the indebtedness evidenced by the Notes, (ii) any indebtedness of the Company outstanding as of the date of this Agreement that is listed on Schedule 3.1(n), (iii) purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets in the ordinary course of business in an aggregate principal amount outstanding at any time not to exceed $1,000,000, and (iv) the indebtedness evidenced by the Subordinated Notes.

(b) Section 1.1 of the Purchase Agreement is hereby amended by adding new clauses (hhhh), (iiii) and (jjj) to the end thereof to read in their entirety as follows:

(hhhh) “Subordinated Notes” means the 6% Subordinated Convertible Debentures due February 17, 2025 issued by the Company in the original aggregate principal amount of up to $2,000,000.

(iiii) “Top Dog Note” means the Secured Promissory Note, dated as of September 9, 2021, in the original principal amount of $2,000,000, made by Top Dog Productions, Inc., a California corporation, in favor of the Company, as lender.

(jjj) “Trust Funds” means the portion of the Purchase Price that is not applied on the Closing Date for application to the Deposit and the Option Fee (each as defined in the NRJ Acquisition Agreement).

(c) Sections 2.4 and 2.5 of the Purchase Agreement are hereby amended and restated to read in their entirety as follows:

2.4 Purchase Price and Payment of the Purchase Price for the Securities. The Purchase Price for the Securities to be purchased by each Purchaser at the Closing shall be as set forth opposite its name on Schedule 1 and shall be paid at the Closing by the Purchasers by wire transfer of immediately available funds against delivery of the Securities; provided, that it is understood and agreed that (a) $2,000,000 of the Purchase Price shall be delivered to the Company on the Closing Date for application to the Deposit and the Option Fee (each as defined in the NRJ Acquisition Agreement), and (b) until the conditions specified in Section 2.5(b) are satisfied, the Trust Funds shall be held in trust by the Purchasers, and following the satisfaction of the conditions specified in Section 2.5(b), the Trust Funds shall be transferred to the Funding Account. The Trust Funds, whether or not then on deposit in the Funding Account, shall be released (i) to (or on behalf of) the Company to fund acquisitions by the Company and/or its Subsidiaries that are approved by the Purchasers (and for any other purpose approved by the Purchasers in writing) and (ii) to the Purchasers, (A) on the date elected by the Purchasers in their sole discretion, to pay original issue discount on the Notes, the Closing Fee and Purchaser’s Expenses incurred on or prior to the Closing Date and (B) as provided in Section 2.5(d)(i) (which releases, in the case of this clause (ii), shall not be subject to the conditions specified in Section 2.5). Notwithstanding the foregoing, the entire amount of the Purchase Price shall be deemed to have been delivered to the Company on the Closing Date (and interest shall accrue on the full amount of the Purchase Price commencing on the Closing Date).

2.5 Trust Funds.

(a) Releases of Trust Funds. The obligation of the Purchasers to release (or direct the Agent to release) Trust Funds to or on behalf of the Company on any proposed Funding Release Date (each, a “Funding Release”) is subject to the fulfillment, in a manner reasonably satisfactory to the Purchasers, of each of the following conditions precedent:

(i) Funding Release Request. The Agent shall have received at least 5 Trading Days prior to the proposed Funding Release Date, a fully-completed Funding Release Request (together with all attachments thereto), executed by the Company, together with such other documents and certificates that the Agent or the Purchasers may request, and the Purchasers shall have provided their written approval for the use of proceeds described therein.

(ii) Specific Conditions. In the case of any Funding Release being made (A) as a result of the consummation of the acquisition contemplated by the NRJ Acquisition Agreement, the Agent shall have received evidence that the NRJ Acquisition Closing Date has occurred in accordance with the terms of the NRJ Acquisition Agreement and applicable law (without any amendment or waiver of the terms of the NRJ Acquisition Agreement (including, without limitation, any waiver of the conditions precedent to closing)) or (B) for any other reason, the Agent and the Purchasers shall have such other information and documents as they have requested, which shall include, for the avoidance of doubt, evidence that the Purchasers have consented to the proposed use of proceeds on such Funding Release Date. For the avoidance of doubt, it is understood and agreed that the maximum amount of funds to be released on the Funding Release Date described in clause (A) above shall not exceed $8,000,000, and the maximum amount of funds to be released on any other Funding Release Date shall be the amount approved by the Purchasers for such Funding Release Date.

(iii) No Default, Etc. No Default, Event of Default or event that has had or could reasonably be expected to have, a Material Adverse Event, shall have occurred and be continuing on the Funding Release Date, or would result from the making of the Funding Release.

(iv) Representations and Warranties. All of the representations and warranties contained in this Agreement and in each other Transaction Document and certificate delivered to Agent or any Purchaser shall be true and correct in all material respects (without duplication of materiality qualifiers contained therein) on and as of the Funding Release Date with the same force and effect as if such representations and warranties had been made on and as of such date (other than any representation or warranty that specifically refers to an earlier date, in which case such representation or warranty was true and correct in all material respects (without duplication of materiality qualifiers contained therein) as of such earlier date).

(v) Additional Documentation. Agent and Purchasers shall have received such additional agreements, certificates, documents, approvals, or opinions as Agent, Purchasers and/or their legal counsel may reasonably request.

(b) Transfer of Trust Funds to Funding Account. Following delivery by the Company to the Agent of (i) evidence (in form and substance reasonably satisfactory to Agent) that the Funding Account has been established, and (ii) a fully-executed Control Agreement in favor of Agent (in form and substance reasonably satisfactory to Agent), which provides Agent with exclusive dominion and control over the Funding Account, the Purchasers shall cause the Trust Funds to be transferred to the Funding Account.

(c) Grant of Security Interest in Trust Funds and Funding Account. As security for the due and punctual payment in full of the Liabilities, the Company hereby assigns to the Agent and grants to the Agent, a first and prior Lien upon all of its right, title and interest in and to the Trust Funds and the Funding Account, all cash, documents, instruments and securities from time to time held in the Funding Account, all rights pertaining to investments of funds in the Funding Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Funding Account, and all rights pertaining to investments of funds in the Funding Account shall immediately and without any need for any further action on the part of any Person become subject to the Lien set forth in this Section 2.5, be deemed Collateral for all purposes under the Transaction Documents and be subject to the provisions of the Transaction Documents. The Funding Account shall be under the sole dominion and control of the Agent.

(d) Trust Funds and Funding Account Generally.

(i) Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default under this Agreement, the Agent may, in addition to any and all other rights and remedies available to the Agent and the Purchasers hereunder and under the other Transaction Documents, apply any Trust Funds, whether or not then on deposit in the Funding Account, to the payment of the Indebtedness in any order in its sole discretion.

(ii) Any interest accrued on any Trust Funds, whether or not then on deposit in the Funding Account, shall be added to or become a part of the Trust Funds for all purposes of the Transaction Documents. The Company shall be responsible for payment of any federal, state or local income or other tax applicable to such interest.

(iii) The Company shall not (A) further pledge, assign or grant any security interest in the Trust Funds, the Funding Account or any income or proceeds from any of the foregoing or (B) permit any Lien or encumbrance (including any Permitted Lien) to attach to, any levy to be made on, or any UCC financing statement to be filed with respect to, the Trust Funds, the Funding Account or any income or proceeds from any of the foregoing (other than any Lien, encumbrance or financing statement in favor of the Agent).

(iv) Neither the Agent nor any Purchaser shall be liable for any loss sustained on any Trust Funds, whether or not then on deposit in the Funding Account.

(v) Any amount remaining in the Funding Account after all Liabilities have been indefeasibly paid in full, shall be returned to the Company.

(d) Section 3.1(ss) of the Purchase Agreement is hereby amended by amending and restating the penultimate sentence thereof to read in its entirety as follows:

With respect to the FCC Licenses acquired in connection with the NRJ Acquisition and Houston Acquisition, such FCC Licenses will be held by a License Sub by not later than October 31, 2021 (and at all times thereafter), and with respect to each FCC License otherwise acquired by the Company or any of its Subsidiaries in connection with any Permitted Acquisition or other Investment, such FCC Licenses will be held by a License Sub by not later than 30 days following the closing date of such Permitted Acquisition or Investment (and at all times thereafter).

(e) Section 4.7 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

4.7 Use of Proceeds. Subject to the terms and conditions set forth on Schedule 4.7 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder (a) to pay the Deposit and Option Fee under the NRJ Acquisition Agreement, (b) to fund the consideration for the NRJ Acquisition Agreement upon the consummation of the acquisition contemplated thereby, and (c) for other acquisitions and purposes approved in writing by the Purchasers. Without limiting the foregoing, the Company shall not use any such proceeds: (i) for the satisfaction of any portion of the Company’s debt, (ii) for the redemption of any of its preferred stock, Common Stock or Common Stock Equivalents, (iii) for the settlement of any outstanding litigation or (iv) in violation of FCPA, OFAC regulations or Money Laundering, Anti-Corruption and Anti-Bribery Laws. Notwithstanding the foregoing, the Company may receive permission to use such funds to the extent expressly agreed to in advance, in writing (including electronic mail) by the Purchasers. Notwithstanding anything to the contrary in the Transaction Documents or otherwise, neither the Company nor its Subsidiaries may use any portion of the Purchase Price or any other proceeds from the Purchasers or any of their respective Affiliates to pay any liquidated damages, penalties, fees or other amounts due and payable to any Purchaser or its Affiliates under the Transaction Documents or otherwise without the express advance written consent of the Purchasers; provided, that the foregoing shall not prohibit the Agent or the Purchasers from applying the Trust Funds as set forth in Section 2.5(d)(i). For the avoidance of doubt, the net proceeds from the Sale of the Securities hereunder shall be distributed as set forth in Section 2.5 hereof on the Closing Date, and the Trust Funds shall be further distributed as set forth in Section 2.5 hereof.

(f) Section 4.20 of the Purchase Agreement is hereby amended by deleting the phrase “$3,000,000” contained therein and inserting the phrase “$4,600,000” in its stead.

(g) Section 4.24(b) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(b) By not later than December 15, 2021 (such date, the “Control Agreement Deadline”), the Company and each of its Subsidiaries shall deliver to the Agent, in form and substance reasonably satisfactory to Agent, Control Agreements, in form and substance satisfactory to the Agent, with respect to each of its deposit accounts and securities accounts; provided, that, to the extent all such Control Agreements are not delivered to the Agent by the Control Agreement Deadline, then, in addition to the Agent’s and each Purchaser’s other available remedies, an amount in cash, as partial liquidated damages and not as a penalty, shall be payable by the Company to the Purchasers equal to $50,000 on the Control Agreement Deadline and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) following the Control Agreement Deadline until all such Control Agreements are delivered to the Agent (each such amount, a “Control Agreement Payment”), and the Company acknowledges and agrees that if all such Control Agreements are not delivered to the Agent by the Control Agreement Deadline, it shall be an Event of Default (as defined in the Notes) under the Notes, notwithstanding the payment of the Control Agreement Payments;

(h) Section 4.24(c) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(c) The Company shall cause the representations contained in Section 3.1(cc) to be true and correct at all times, and by not later than September 30, 2021 (and from time to time thereafter upon the request of Agent therefor), the Company shall deliver to the Agent copies of insurance certificates describing all insurance policies maintained by the Company and its Subsidiaries (which shall include liability insurance and property insurance in amounts and otherwise on terms reasonably satisfactory to Agent), together with mortgagee, lender loss payable and additional insured endorsements in favor of Agent copies of mortgagee, lender loss payable and additional insured endorsements in favor of Agent; and

(i) Section 4.24(d) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(d) Any Person acquired by the Company or any of its Subsidiaries, or that otherwise becomes a direct or indirect Subsidiary of the Company, on or after the date of this Agreement shall enter into a Subsidiary Guaranty Agreement and be joined to the Security Agreement as a debtor not later than one (1) calendar day after the consummation of such acquisition by the Company or such Subsidiary or the date the Person otherwise becomes a Subsidiary of the Company or such Subsidiary; provided, that so long as the Obligors are in compliance with the provisions of Section 7(g) of each Note, CZJ License, Inc. and Posto Del Sole, Inc. shall not be required to comply with the provisions of this clause (d).

(j) Section 4.24 of the Purchaser Agreement is hereby amended by adding a new clause (e) to the end thereof to read in its entirety as follows:

(e) By not later than September 27, 2021, the Company shall have delivered to the Agent, in form and substance reasonably satisfactory to Agent, (i) an amendment to the Security Agreement pledging its interest in the Top Dog Note (and related security interests) to Agent, and (ii) the original Top Dog Note, accompanied by an allonge, duly executed in blank.

(k) Section 4.26 of the Purchase Agreement is hereby amended by amending and restating the first sentence thereof to read in its entirety as follows:

Within 30 days following any acquisition or investment permitted hereunder and under the Notes (or in the case of the NRJ Acquisition and the Houston Acquisition, by not later than October 31, 2021), the Company shall cause each of the FCC Licenses being acquired by the Company or any of its Subsidiaries to be transferred to one or more License Subs, each of which License Subs shall have as its sole asset or assets the FCC Licenses of the Company or any of its Subsidiaries and a management agreement with the Company and such of its Subsidiaries subject to such FCC License or FCC Licenses, such that from and after such applicable date neither the Company nor its Subsidiaries (other than License Subs) shall hold any FCC Licenses other than through one or more duly created and existing License Subs.

5. Amendments to each Note.

(a) Section 1 of each Note is hereby amended by adding the following defined terms thereto in appropriate alphabetical order to read in their entirety as follows:

“Acquired Business” means the entity or assets (including a business, division, or line of business of a Person) acquired (or to be acquired) by any Subsidiary Guarantor in a Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by a Subsidiary Guarantor of (i) all or substantially all of the assets of a Person or (ii) any business or division of a Person or any line of business of a Person, or (b) the acquisition of one hundred percent (100%) of the equity interests of any Person.

“Chicago Acquisition” means the proposed acquisition by Sovryn Holdings, Inc. of certain assets related to the W27EB-D Class A television station, pursuant to the terms of that certain Asset Purchase Agreement, dated June 9, 2021, by and among by Sovryn Holdings, Inc. and Local Media TV Chicago LLC.

“Houston Acquisition” means the acquisition by Sovryn Holdings, Inc. of certain assets related to the KVVV-LD low power television station, pursuant to the terms of that certain Asset Purchase Agreement, dated March 14, 2021, by and among Sovryn Holdings, Inc. and Abraham Telecasting Company LLC, which acquisition was consummated on June 1, 2021.

“Permitted Acquisition” means any Acquisition by a Subsidiary Guarantor to the extent that each of the following conditions has been satisfied:

(a) the Acquired Business shall be engaged in the business of owning and operating one or more Class A/LPTV licensed television stations in one or more of the top 100 Designated Market Areas;

(b) the assets of the Acquired Business shall be located in the United States, and if the Acquired Business is a Person, such Person shall be organized under the laws of the United States;

(d) the Acquisition shall be consensual and shall have been approved (prior to such Acquisition) by resolutions of the board of directors (or similar governing body) and shareholders of the Acquired Business;

(e) the net income of the Acquired Business for the 12-month period most recently ended prior to the date of the Acquisition is greater than zero;

(f) after giving effect to such Acquisition and the release of the Trust Funds to the Company, the unrestricted cash of the Company and the Subsidiary Guarantors shall not be less than $500,000;

(g) as a result of the Acquisition, (i) neither the Company nor any of its Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Acquired Business or the related sellers, or other obligation of the Acquired Business or the related sellers (except for Permitted Indebtedness) and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition, such Lien shall be released);

(h) all consents required in connection with the Acquisition (including, without limitation, the consent of the FCC) shall have been obtained and shall be in full force and effect;

(i) the Acquisition shall be consummated in accordance with the terms of the applicable acquisition agreement and all requirements of applicable law;

(j) the acquisition documents shall include a consent to the applicable Subsidiary Guarantor’s or Acquired Business’ collateral assignment or its rights and interests under the acquisition documents to the Agent;

(k) no Default or Event of Default shall have occurred and be continuing or would result from the consummation the Acquisition and the incurrence of any Indebtedness in connection therewith;

(l) the Company shall have furnished the following materials to the Agent, in each case, in form and substance satisfactory to the Agent, at least ten (10) Trading Days (or such shorter time period as the Agent may agree) prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and the then-current drafts of any acquisition-related documents and schedules (including, without limitation, purchase agreements and non-compete agreements), (ii) copies of such other material agreements, material instruments and other material documents as the Agent reasonably shall request, and (iii) a certification that the aggregate Permitted Acquisition Consideration paid or payable (including, without limitation, any deferred payment) for such Acquisition does not exceed the dollar amount per mhz pop agreed to in writing between the Agent and the Company pursuant to the side letter between the Agent and the Company dated as of September 23, 2021; and

(m) the Company shall have furnished to the Agent at least one (1) Trading Day prior to the date of the consummation of the Acquisition, a certificate of a Responsible Officer of the Company (i) certifying that each of the conditions specified herein has been satisfied (or will be satisfied concurrently with the consummation of the Acquisition), (ii) attaching true and correct copies of all material agreements executed in connection with the Acquisition (including all consents required in connection with the Acquisition, and (iii) attaching executed copies of (A) all documents required to grant to the Agent a first priority perfected Lien in all property (including, without limitation, all equity interests) acquired with respect to the Acquired Business in accordance with the terms of the Security Agreement and (B) if the Acquired Business is a Person, a Subsidiary Guaranty Agreement, joinder to the Security Agreement and related ancillary documents in accordance with Section 4.24(d) of the Purchase Agreement.

Within five (5) Trading Days following receipt by the Agent of the materials contained in clause (l) above, Agent shall (1) notify the Company whether such materials are in form and substance satisfactory to Agent, and (2) if such materials are in form and substance satisfactory to the Agent, provide its written approval for such Acquisition (if the Purchasers have consented to the Acquisition (and the execution of the related acquisition documents)) or provide written notice to the Company that the Purchasers have not consented to the Acquisition (or the execution of the related acquisition documents). Nothing contained in this definition of Permitted Acquisition shall permit the Company or any of its Subsidiaries to make any Acquisition or other Investment prohibited by any other provision of this Note or any other provision of any Transaction Document.

“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition payable by the Company or any of its Subsidiaries and all other payments by the Company or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash, or by exchange of equity interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and other liabilities, deferred purchase price obligations and all earn-out indebtedness.

“Phoenix Acquisition” means the proposed acquisition by Sovryn Holdings, Inc. of certain assets related to the KPHE low power television station, pursuant to the terms of that certain Asset Purchase Agreement, dated July 13, 2021, by and among Sovryn Holdings, Inc. and Lotus TV of Phoenix LLC

“San Diego Acquisition” means the proposed acquisition by Sovryn Holdings, Inc. of certain assets related to the KVSD-LD low power television station, pursuant to the terms of that certain Asset Purchase Agreement, dated August 31, 2021, by and among Sovryn Holdings, Inc. and D’Amico Brothers Broadcasting, Corp.

“Seattle Acquisition” means the proposed acquisition by Sovryn Holdings, Inc. of certain assets related to the KYMU low power television station, pursuant to the terms of that certain Asset Purchase Agreement, dated March 29, 2021, by and among Sovryn Holdings, Inc. and Seattle 6 Broadcasting Company LLC.

“Subsidiary Guarantor” means a wholly-owned Subsidiary of the Company that has entered into a Subsidiary Guaranty and is a party to the Security Agreement.

(b) Section 4(b) of each Note is hereby amended and restated to read in its entirety as follows.

Conversion Price. Except as expressly set forth herein, the conversion price in effect on any Conversion Date shall be equal to $0.02, subject to adjustment herein (the “Conversion Price”). Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to the Alternate Conversion Price. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the principal amount of this Note to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price. In the event the Borrower has a DTC “Chill” on its shares, the Holder may convert the Note at the Alternate Conversion Price after the Maturity Date while that “Chill” is in effect. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period.

(c) Section 6(a) of each Note is hereby amended by deleting the word “or” at the end of clause (xxvi) thereof, adding the word “or” at the end of clause (xxvii) thereof, and adding a new clause (xxviii) to the end thereof to read in its entirety as follows:

(xxviii) (A) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in any Subordinated Note, (B) any of the obligations under any of the Transaction Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable terms) under, and as defined in the Subordinated Notes, (C) any holder of any Subordinated Note shall fail to perform or comply with any of the subordination provisions contained in the Subordinated Notes, or (D) any subordination provision contained in any of the Subordinated Notes shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the any Subordinated Note;

(d) Section 7(g) of each Note is hereby amended and restated to read in its entirety as follows:

(g) enter into any transaction with any Affiliate of the Company unless (i) such transaction (A) is in the ordinary course of such Person’s business, (B) is made on an arm’s-length basis on terms no less favorable to such Person than would be obtained in a transaction with a non-Affiliate, (C) expressly approved by a majority of the disinterested directors of the Company, and (D) does not involve the payment or receipt of consideration, or otherwise involve value, in excess of $250,000 and (ii) the Company provides 5 Trading Days prior written notice to the Purchasers thereof; provided, that nothing contained in the foregoing shall permit any Company or any Subsidiary of any Company to enter into or permit to exist any transaction between any Obligor (on the one hand) and CZJ License, Inc. and/or Posto Del Sole (on the other hand);

(e) Section 7(i)(iv) of each Note is hereby amended and restated to read in its entirety as follows:

(iv) Permitted Acquisitions approved in writing by the Agent pursuant to the penultimate sentence of the definition of the term “Permitted Acquisition” and other Investments approved in writing by the Holder and the other Purchasers;

6. Amendments to each Warrant.

(i) Section 2(b) of each Warrant is hereby amended and restated to read in its entirety as follows.

(b) Exercise Price. Except as expressly set forth herein, the conversion price in effect on any Conversion Date shall be equal to $0.025, subject to adjustment herein (the “Exercise Price”), which Exercise Price may be paid on a cashless basis.

(ii) Section 2(c) of each Warrant is hereby amended and restated to read in its entirety as follows:

(c) Cashless Exercise. If at any time after the six-month anniversary of the Closing Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then by delivering an Exercise Notice and in lieu of making payment of the aggregate Exercise Price in cash or wire transfer, the Holder may elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

For purposes of the foregoing formula:

A = the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B = the Closing Bid Price of the Common Stock on the date of exercise of the Warrant.

C = the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.”

7. Amendments to Registration Rights Agreement.

(i) Section 1 of the Registration Rights Agreement is hereby amended by amending and restating the definition of the term “Filing Date” contained therein to read in its entirety as follows:

“Filing Date” means, (a) with respect to the Initial Registration Statement required hereunder, September 27, 2021, and (b) with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

(ii) Section 2(d) of the Registration Rights Agreement is hereby amended by deleting the phrase “the date that is 270 days following the Closing Date” and inserting the phrase “February 17, 2022” in its stead.

8. Amendments to Transaction Documents.

(a) Each reference in each Transaction Document to (i) “FFO 1 2021 Irrevocable Trust” is hereby amended and restated to read as “FFO I Trust” and (ii) “FFO 2 2021 Irrevocable Trust” is hereby amended and restated to read as “FFO 2 Trust”.

(b) The number of Commitment Conversion Shares to be issued to each Purchaser shall be deemed to be the following:

Name of Purchaser	Commitment Conversion Shares
Arena Special Opportunities Fund, LP	62,807,877
Arena Special Opportunities Partner I, LP	129,265,140
Total:	192,073,017

(c) The number of Warrant Shares to be issued to each Purchaser upon conversion of its Warrants shall be deemed to be the following:

Name of Purchaser	Warrant Shares (subject to adjustment)
Arena Special Opportunities Fund, LP	62,807,876
Arena Special Opportunities Partner I, LP	129,265,141
Total:	192,073,017

9. Consent to Amendment to Series F Preferred Stock. The Purchasers hereby consent to the filing of the amendment to the Series F Preferred Stock, in the form delivered to the Agent pursuant to Section 10(c)(i)(D) hereof, which was filed to clarify that such shares would convert into 192,073,017 shares of Common Stock upon filing of the certificate of amendment to the Company’s articles of incorporation, as amended, to increase the authorized shares of Common Stock to 6,000,000,000.

10. Conditions to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions precedent is satisfied, in each case, in form and substance reasonably satisfactory to Agent:

(a) Transaction Documents. The Agent shall have received (i) this Amendment, duly executed by each of the parties hereto, (ii) the First Amendment to Limited Guaranty Agreement, duly executed by each of the parties thereto, (iii) the First Amendment to Individual Guarantor Pledge Agreement, duly executed by each of the parties thereto, (iv) a side letter between the Agent and the Company, duly executed by the Agent and the Company and (v) a Reaffirmation Agreement, in substantially the form of Exhibit B hereto, duly executed by each of the parties thereto.

(b) Payment of Interest, Fees and Expenses. The Agent shall have received (i) payment of all amounts identified in the invoice, dated as of September 22, 2021, sent from the Agent to the Company by email at 2:36pm (ET) and (iii) all expenses then due and payable to the Agent and the Purchasers; provided that it is understood and agreed that to the extent that any of the amounts described in such invoice or any such expenses are not paid in cash prior to the date hereof, such amounts shall be paid from the Trust Funds on or about the date hereof (as determined by the Agent in its sole discretion), and the Company hereby authorizes the Agent and the Purchasers to deduct such amounts from the Trust Funds and apply such amounts to such Liabilities on or about the date hereof (as determined by the Agent in its sole discretion).

(c) Acquisition and Other Documents. The Agent shall have received a certificate of the Company (i) attaching true and correct copies of (A) the acquisition documents related to the Chicago Acquisition, the Houston Acquisition, the Phoenix Acquisition, the San Diego Acquisition and the Seattle Acquisition, (B) the Subordinated Notes, (C) the Top Dog Note and all documents executed in connection with the Top Dog Note, and (D) all amendments made to the certificate of incorporation of the Company since the Closing Date and the related Exchange Agreement, dated as of September 16, 2021, by and among the Company and the investors signatory thereto, (ii) with respect to the matters described in clause (l) of the definition of “Permitted Acquisition” with respect to the Chicago Acquisition, the Houston Acquisition, the Phoenix Acquisition, the San Diego Acquisition and the Seattle Acquisition, and (iii) with respect to the matters described in clause (m) of the definition of “Permitted Acquisition” with respect to the Houston Acquisition.

(d) Updated Schedules to Purchase Agreement. The Agent shall have received an updated version of Schedule 3.1(ss) to the Purchase Agreement (updated to reflect the Houston Acquisition).

(e) Shareholder Approval. The Agent shall have received a certificate from the Company, along with appropriate evidence that the Company (i) has obtained the Shareholder Approval, (ii) has made all related filings with the state of Nevada, the Commission and all other governmental agencies necessary to effect the increase in the authorized Common Stock of the Company to 6,000,000,000, and (iii) has reserved the Conversion Shares required to be reserved pursuant to the terms of the Notes and the Warrant Shares required to be reserved pursuant to the terms of the Warrants.

(f) Commitment Conversion Shares. The Purchasers shall have received the Commitment Conversion Shares and evidence that the Transfer Agent has registered the Commitment Conversion Shares in the names of the Purchasers on the books and records of the Transfer Agent.

(g) Certificate. The Agent shall have received a certificate from the Company certifying that (i) after giving effect to this Amendment, all of the representations and warranties contained in this Amendment and in each other Transaction Document and certificate delivered to Agent or any Purchaser are true and correct in all material respects (without duplication of materiality qualifiers contained therein) on and as of the date of this Amendment with the same force and effect as if such representations and warranties had been made on and as of the date of this Amendment (other than any representation or warranty that specifically refers to an earlier date, in which case such representation or warranty was true and correct in all material respects (without duplication of materiality qualifiers contained therein) as of such earlier date), (ii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (iii) each of the conditions specified in Section 10 of this Amendment has been satisfied (or will be satisfied concurrently with the effectiveness of this Amendment.

11. Release and Covenant Not to Sue. In consideration of the benefits received by the Company under this Amendment, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Amendment, the Company, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges the Agent, each Purchaser, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them, each in their capacities as such (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal, state, local or foreign law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this Amendment or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this Amendment that (in each case) relate to, arise out of, or otherwise are in connection with any or all of the Transaction Documents or the transactions contemplated thereby (collectively, the “Released Claims”). The Company, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns, hereby unconditionally and irrevocably agrees that it will not sue any Releasee on the basis of any Released Claim. The obligations of the Company under this Section 11 shall survive termination of the Transaction Documents.

12. No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Purchasers under the Purchase Agreement, any Note, any Warrant or any other Transaction Document, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Purchase Agreement, any Note, any Warrant or any other Transaction Document, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Agent or any Purchaser to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Purchase Agreement, any Note, any Warrant or any other Transaction Document.

13. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

14. Governing Law, Etc.. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE PROVISIONS OF THE PURCHASE AGREEMENT RELATING TO SUBMISSION TO JURISDICTION, WAIVER OF JURY TRIAL AND VENUE ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MADISON TECHNOLOGIES, INC., as Company

By:
Name:	Philip A. Falcone
Title:	Chief Executive Officer

Arena SPECIAL OPPORTUNITIES FUND, LP, as a Purchaser

By:
Name:	Lawrence Cutler
Title:	Authorized Signatory

Arena SPECIAL OPPORTUNITIES PARTNERS I, LP, as a Purchaser

By:
Name:	Lawrence Cutler
Title:	Authorized Signatory

Arena INVESTORS, LP as Agent

By:
Name:	Lawrence Cutler
Title:	Authorized Signatory

Signature Page to Limited Waiver and First Amendment to

Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement

Exhibit A

Specified Events of Default

Events of Default pursuant to:

(a) Section 6(a)(i)(B) of the Notes, due to:

(i)	the failure of the Company to pay the interest payment due on April 1, 2021 by April 8, 2021 and the interest payment due on July 1, 2021 by July 9, 2021, in each case, pursuant to Section 2(a)(i) of the Notes and all related Default Rate Interest and Late Fees associated therewith; and

(ii)	the failure of the Company to pay the Closing Fees by July 19, 2021 (as extended from the original deadline of the Closing Date, pursuant to Section 8(d)(ii) of the Funding Release Request, dated as of April 19, 2021), which constitutes an immediate Event of Default pursuant to Section 11 of the Funding Release Request, dated as of April 19, 2021;

(b) Section 6(a)(ii) of the Notes, due to:

(i)	the breach of Section 4(c)(vi) of the Notes, due to the failure of the Company to reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 100% of the Required Minimum (to be adjusted monthly) for the sole purpose of issuance upon conversion of the Notes and payment of interest on the Notes;

(ii)	the Investment by the Company in the Top Dog Note on September 9, 2021, in violation of Section 7(i) of the Notes;

(iii)	the execution of the acquisition agreement in connection with the Houston Acquisition on March 14, 2021, in violation of Section 7(q) of the Notes, and the consummation of the Houston Acquisition on June 1, 2021 in violation of Section 7(i) of the Notes;

(iv)	the execution of the acquisition agreement in connection with the San Diego Acquisition on August 31, 2021 in violation of Section 7(q) of the Notes;

(v)	the execution of the acquisition agreement in connection with the Seattle Acquisition on March 29, 2021 in violation of Section 7(q) of the Notes;

(vi)	the execution of the acquisition agreement in connection with the Chicago Acquisition on March June 9, 2021 in violation of Section 7(q) of the Notes; and

(vii)	the transfer of the Casa Zeta-Jones Brand License and all related assets and operations to CZJ License, Inc., a Nevada corporation, on or prior to March 31, 2021, in violation of Sections 7(g), (h) and (i) of the Notes;

(c) Section 6(a)(v) of the Notes, due to:

(i)	the breach of Section 3.1(ss) of the Purchase Agreement, due to the failure of the Company to cause the FCC Licenses acquired in connection with (A) the NRJ Acquisition Agreement to be held by a License Sub by not later than 30 days after the NRJ Acquisition Closing Date and (B) the Houston Acquisition to be held by a License Sub by not later than 30 days after the closing date of the Houston Acquisition;

(ii)	the breach of Section 4.13 of the Purchase Agreement, due to the failure of the Company to timely file a Form D with respect to the Securities with the Commission as required under Regulation D, and with the applicable securities regulators in the states in which the Securities were sold;

(iii)	the breach of Section 4.20 of the Purchase Agreement, due to the failure of the Company to consummate the Subsequent Equity Financing by the date specified therein and the failure to the pay the Subsequent Equity Financing Failure Payments as and when due thereunder;

(iv)	the breach of Section 4.21(c) of the Purchase Agreement due to the failure of the Company and its Subsidiaries to deliver to the Agent, upon the consummation of the Houston Acquisition, a restatement of Schedule 3.1(ss) of the Purchase Agreement with respect to the following items: (A) the call letters and designated market area of each Station, (B) all of the network affiliation agreements for the primary channel of such Station, (C) the FCC Licenses of the Company and its Subsidiaries with respect to such Stations and (D) the termination date, if any, of each such network affiliation agreement and FCC License;

(v)	the breach of Section 4.24(b) of the Purchase Agreement due to the failure of the Company and its Subsidiaries to deliver to the Agent, Control Agreements, in form and substance satisfactory to the Agent with respect to each of its deposit accounts and securities accounts by not later than 30 calendar days after the Closing Date;

(vi)	the breach of Section 4.24(c) of the Purchase Agreement due to the failure of the Company and its Subsidiaries to deliver to the Agent copies of insurance certificates describing all insurance policies maintained by the Company and its Subsidiaries (which shall include liability insurance and property insurance in amounts and otherwise on terms reasonably satisfactory to Agent), together with mortgagee, lender loss payable and additional insured endorsements in favor of the Agent by not later than the NRJ Acquisition Closing Date;

(vii)	the breach of Section 4.24(d) of the Purchase Agreement due to the failure of the Company and its Subsidiaries to cause CZJ License, Inc. to enter into a Subsidiary Guaranty Agreement and be joined to the Security Agreement as a debtor not later than one (1) calendar day after March 22, 2021 (i.e., the date such Person became a Subsidiary of the Company);

(viii)	the breach of Section 4.21(b) of the Purchase Agreement, due to the failure of the Company to notify the Agent of the Events of Default described herein; and

(ix)	the breach of Section 2(d) of the Registration Rights Agreement, due to the failure of the Company to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Filing Date (as defined in the Registration Rights Agreement prior to giving effect to the Amendment) and to pay the fees described therein as a result of such failure as and when due thereunder;

(d)	Section 6(a)(xix) of the Notes, due to the failure of the Company to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Filing Date (as defined in the Registration Rights Agreement prior to giving effect to the Amendment);

(e)	Section 6(a)(xxi) of the Notes, due to the failure of the Company to close the Subsequent Equity Financing on or prior to the one-month anniversary of the Closing Date; and

(f)	Section 6(a)(xxvii) of the Notes, due to the failure of the Company to receive the Shareholder Approval by May 15, 2021.

Exhibit B

Reaffirmation Agreement

This REAFFIRMATION AGREEMENT (this “Reaffirmation”), dated as of September 23, 2021 (the “Effective Date”) is made by (a) Madison Technologies, Inc. (the “Company”), (b) Sovryn Holdings, Inc. (“Sovryn”), (c) Philip Falcone (“Falcone”), (d) Kenneth Orr (“Orr”), (e) FFO 1 Trust (“FFO-1”), (f) FFO 2 Trust (“FFO-2”) and (g) KORR Value, LP (“KORR”, and together with the Company, Sovryn, Falcone, Orr, FFO-1 and FFO-2, each an “Obligor” and collectively, the “Obligors”),

Reference is made to the Limited Waiver and First Amendment to Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement, dated as of the date hereof (the “Amendment”), by and among the Company, each purchaser of the Notes (as defined therein) party thereto (each a, “Purchaser” and collectively, the “Purchasers”) and Arena Investors, LP, in its capacity as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Amendment.

In connection with the Amendment, each Obligor hereby:

(a) ratifies and reaffirms its obligations under each of the Transaction Documents to which it is a party;

(b) represents and warrants that the representations and warranties contained in each Transaction Document to which it is a party are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(c) confirms that (i) each Transaction Document to which it is a party remains in full force and effect and continues as its legal, valid, and binding obligation and (ii) its guarantees, pledges, grants of security interests or other similar rights or obligations, as applicable, under each Transaction Document to which it is party remains in full force and effect;

(d) acknowledges and agrees that it is not released from its obligations under any of the Transaction Documents to which it is a party by reason of the Amendment or the transactions contemplated thereby (except to the extent otherwise expressly set forth therein); and

(e) acknowledges that, as of the date hereof, the security interests and liens granted to the Agent under the Security Agreement and the Individual Pledge Agreement are in full force and effect, are first priority perfected liens and are enforceable in accordance with the terms of the Security Agreement and the Individual Pledge Agreement, as applicable.

This Reaffirmation may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (a) may be relied on by the Agent as if this Reaffirmation were a manually signed original and (b) will be binding on each Obligor for all purposes of the Transaction Documents.

IN WITNESS WHEREOF, each of the parties hereto has executed this Reaffirmation Agreement as of the date first set forth above.

MADISON TECHNOLOGIES, INC.

By:
Name:	Philip A. Falcone
Title:	Chief Executive Officer

SOVRYN HOLDINGS, INC.

By:
Name:	Philip A. Falcone
Title:	Chief Executive Officer

PHILIP A. FALCONE

Kenneth Orr

FFO 1 Trust

By:
Name:	Philip A. Falcone
Title:	Trustee

FFO 2 Trust

By:
Name:	Lisa Maria Falcone
Title:	Trustee

KORR VALUE, LP

By:	Korr Acquisition Group, Inc., its General Partner

By:
Name:	Kenneth Orr
Title:	President

Signature Page to Reaffirmation Agreement